Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Adopts Mark-to-Market Pension Accounting

No impact to employee benefits; transparency improved

MEMPHIS, Tenn., June 12, 2015 ... FedEx Corp. (NYSE: FDX) said today it has adopted mark-to-market pension accounting for its defined benefit pension and other postretirement plans. This accounting change will have no effect on employees’ pension benefits or the funding requirements for any FedEx pension plans or FedEx cash flows.

This accounting method will make FedEx’s operating performance easier to understand and more transparent by immediately recognizing actuarial gains and losses in the fourth quarter of the fiscal year rather than amortizing them over many years. Mark-to-market accounting has been adopted by many large U.S. corporations, and is considered the preferred accounting method because it provides a more current picture of pension plan performance.

“Adopting the mark-to-market approach will align our accounting to provide greater transparency by removing certain legacy pension costs from segment operating results and recognizing them in a year-end adjustment,” said Alan B. Graf, Jr., executive vice president and chief financial officer of FedEx Corp. “This change has no operational or cash-flow impact and, importantly, does not affect benefits for plan participants. In addition, the funded status of our principal plan remains very strong.”

FedEx also announced it will lower its expected return on plan assets to 6.50 percent for segment reporting in all periods and on a consolidated basis starting in fiscal 2016. This change reflects its outlook for long-term investment returns and the current strategy for its investment portfolio.

The company said it will record an estimated $2.2 billion non-cash, pretax charge for the fourth quarter of fiscal 2015 ($1.4 billion, net of tax, or $4.88 per diluted share for the fourth quarter and $1.4 billion, net of tax, or $4.81 per diluted share for fiscal year 2015) in connection with the changes in its pension accounting methods.

FedEx will continue to record service cost, interest cost and expected return on pension assets at the business segments which will be included in the company’s annual earnings forecast. The annual adjustment will reflect actual return on pension plan assets, changes in discount rates and differences from other actuarial assumptions. The balance-sheet funded status of retirement plans is not affected by this change.

Financial results from prior periods have been recast to include the impact of these changes in all periods.

Reconciliations between previously reported company earnings and revised company earnings for fiscal years 2013 and 2014, for each quarter of fiscal 2014, and for the first three quarters of fiscal 2015 are available to provide year-over-year comparability for future periods. Go to http://investors.fedex.com/mtmtables.

Other Event

FedEx also announced today that FedEx Ground has reached an agreement in principle with the plaintiffs in the independent contractor litigation that is pending in the United States District Court for the Northern District of California to settle the matter for $228 million. The settlement is subject to court approval. As a consequence, a charge of $197 million ($133 million net of tax, or $0.47 per diluted share for the fourth quarter and $0.46 per diluted share for fiscal 2015) was recorded in the fourth quarter of fiscal 2015 to increase the reserve for this matter to the amount of the settlement.

“FedEx Ground faced a unique challenge in defending this case given the decision of the Ninth Circuit Court of Appeals last summer. This settlement resolves claims dating back to 2000 that concern a model FedEx Ground no longer operates,” said Christine P. Richards, executive vice president and general counsel of FedEx Corp.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $47 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 325,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, our ability to execute on our profit improvement programs, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

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